Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-142776, 333-142225, 333-139901, 333-139875, 333-138694, 333-136275, 333-131988, 333-131427, 333-145162, 333-147400, and 333-151045 and Form S-3 No. 333-142796) of Oracle Corporation of our report dated March 26, 2008, related to the consolidated financial statements and schedule of BEA Systems, Inc. and the effectiveness of internal control over financial reporting of BEA Systems, Inc. appearing in BEA Systems Inc.’s Annual Report on Form 10-K for the year ended January 31, 2008 and incorporated by reference in this Current Report on Form 8-K/A of Oracle Corporation.
/s/ Ernst & Young LLP
San Jose, California
May 30, 2008